EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of March 1, 2000, by and between Odyssey Marine Exploration, Inc., ("Odyssey"), of 3507 Frontage Road, Suite 100, Tampa, Florida 33607, and Gregory P. Stemm 5719 Longboat Blvd., Tampa, Fl. 33615 ("Stemm").

Whereas: Odyssey is engaged in the business of researching, developing, financing and marketing shipwreck projects, and

Whereas:     Odyssey desires to have the services of Stemm, and

Whereas:     Stemm is willing to be employed by Odyssey,

NOW THEREFORE, the parties agree as follows:

1) EMPLOYMENT. The Company hereby employs Stemm for the term (as hereinafter defined), to render services to the Company as Vice-President of the Company, and, in connection therewith, to perform such duties, as he shall reasonably be directed to perform by the Company.

   a) Scope of Employment. Stemm is to be employed in the capacity of Vice-President for the Company, with all duties attendant and incident thereto. Further Stemm agrees to well and faithfully render, perform, carry out and conduct such other duties as shall be delegated to him in the sole discretion of the President of the Company. Stemm understands and agrees that he is employed to actively pursue the business and best interest of the Company and Stemm shall devote his full time and energy to the discharge of his duties hereunder. Stemm agrees that he shall not engage in any other employment, which shall require time or energy in the discharge of any obligations thereunder. Notwithstanding anything herein to the contrary contained, Stemm reserves the right to make investments in other business ventures, with the exception of those entities which might be contrary to the interest, welfare or benefit of the Company.

   b) Stemm also reserves the right, if invited to do so, to participate on the Board of Directors of another Company, providing that the inviting Company's business does not compete with the Company's products or services and providing that participating as a board member does not interfere with Stemm's ability to fulfill his duties and obligations to the Company. Stemm agrees that the Board of Directors shall approve all outside board involvement by Stemm.

2)   COMPENSATION.

   a) Base Salary. As compensation for the services provided by Stemm under this Agreement, Odyssey will pay Stemm an annual salary of $ 150,000.00 payable in semi-monthly installments on the 15th and last days of each month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Stemm shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Stemm has not yet been paid. Accrued vacation will be paid in accordance with state law and Odyssey's customary procedures.

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   b) Bonus.   Stemm shall be entitled to receive a bonus of up to 100% of his base salary. All bonus payments shall be based upon job proficiency and shall be approved by the board of directors.

   c) Stock Options. Stemm shall receive options to purchase shares of Odyssey's common stock according to the following schedule:

          50,000 shares at a purchase price of $.25 per share; all in accordance with Odyssey's 1997 Stock Option Plan.

   d) Medical Insurance. Stemm shall be entitled to participate in Odyssey's Health Insurance plan and Odyssey shall pay for all premiums related thereto.

3) REIMBURSEMENT FOR EXPENSES IN ACCORDANCE WITH ODYSSEY POLICY. Odyssey will reimburse Stemm for all "out-of-pocket" expenses in accordance with Odyssey policies in effect from time to time.

4)   CONFIDENTIALITY.   Stemm recognizes that Odyssey has and will have
information regarding inventions, products, prices, costs, future plans, business affairs, processes, trade secrets, technical matters, customer lists, product design, copyrights and other vital information (collectively, "Information") which are valuable, special and unique assets of Odyssey.
Stemm agrees that he will not at any time or in any manner, directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Odyssey. Stemm will protect the Information and treat it as strictly confidential. A violation by Stemm of this paragraph shall be a material violation of this Agreement and will justify legal and/or equitable relief.

5) UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Stemm has disclosed (or has threatened to disclose) Information in violation of this Agreement, Odyssey shall be entitled to an injunction to restrain Stemm from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Odyssey shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

6) CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 2 years period after the termination of Stemm's employment. During such 2 years period, neither party shall make or permit the making of any public announcement or statement of any kind that Stemm was formerly employed by or connected with Odyssey.

7) NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of the company, Stemm agrees and covenants that for a period of 2 years following the termination of this Agreement, whether such termination is voluntary or involuntary, Stemm will not directly or indirectly engage in any business competitive with Odyssey. This covenant shall apply to the geographical area that includes the area within a 100-mile radius of any project that the company is actively considering. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an

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employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Odyssey for the benefit of a third party that is engaged in such business.

8) VACATION. Stemm shall be entitled to three weeks of paid vacation for each year of this Employment Agreement, beginning on the first day of Stemm's employment. Such vacation must be taken at a time mutually convenient to Odyssey and Stemm, and must be approved by Odyssey.

9)   TERM/TERMINATION.

   a) Term. Stemm's employment under this Agreement shall be for one year, beginning on March 1, 2000, unless otherwise extended.

   b) Breach of Responsibility. In the event of gross neglect by Stemm of his duties hereunder, conviction of Stemm of any felony, or of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by Stemm in connection with the performances of his duties hereunder or any other conduct on the part of Stemm, which would make his continued employment by the Company prejudicial to the best interests of the Company, the Company may at any time by written notice with a period of five (5) business days to cure such breach, terminate the term of Stemm's employment hereunder, with no requirement of any further compensation under any of the provisions of this Agreement.

   c) Determination by Board of Directors. In the event of a determination by the Board of Directors of the Company that the continuation of the employment arrangement of this Employment Agreement is not in the best interest of the Company, the Company may, at any time, upon its sole discretion, terminate this Employment Agreement. If such termination is more than six (6) months from the beginning of the employment year, Stemm shall receive full equity interest for that year and the subsequent year. Accordingly, if such termination is less than six (6) months from the beginning of the employment year, Stemm shall be entitled to receive full compensation for the balance of the year.

10)   COMPLIANCE WITH ODYSSEY'S RULES.   Stemm agrees to comply with all of
the rules and regulations of Odyssey.   In addition, Stemm agrees to comply
with all laws, both domestic and international, and with the rules and regulations of any country where the Company conducts its business.

11)   RETURN OF PROPERTY.   Upon termination of this Agreement, Stemm shall
deliver all property (including keys, records, notes, data, memoranda, models, and equipment) that is in Stemm's possession or under Stemm's control which is Odyssey's property or related to Odyssey's business.

12) NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage paid, to the address first above written. Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

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13)   ENTIRE AGREEMENT.   This Agreement contains the entire agreement of the
parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14)   AMENDMENT.   This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15)   SEVERABILITY.   If any provisions of this Agreement shall be held to be
invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16)   WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to enforce
any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17)   APPLICABLE LAW.   The laws of the State of Florida shall govern this
Agreement.

Signed this 4th day of May, 2000.


Odyssey:

Odyssey Marine Exploration, Inc.



By:  /s/ Brad Baker
     On Behalf of the Compensation Committee



AGREED TO AND ACCEPTED.

Stemm:



By:  /s/ Gregory P. Stemm
     Gregory P.  Stemm







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